Exhibit 99.1
CONTACT INFORMATION:
Investors and Financial Media:
Jordan Goldstein, Financial Dynamics
415-439-4500
1:00 pm Pacific Time
NARA BANCORP ANNOUNCES EARNINGS FOR
SECOND QUARTER AND FIRST HALF 2005
28% INCREASE IN NET INCOME TO $5.6 MILLION
FOR THE SECOND QUARTER
LOS ANGELES — August 4, 2005 — Nara Bancorp, Inc. (Nasdaq: NARA), the holding company of Nara Bank (the “Bank”), today announced preliminary unaudited financial results for the second quarter of 2005. Nara Bancorp, Inc. (the “Company”) reported net income of $5.6 million or $0.23 per diluted share for the second quarter of 2005, a 28% increase compared with $4.4 million or $0.18 per diluted share in the second quarter of 2004. Net income for the six months ended June 30, 2005 increased 39% to $11.0 million or $0.45 per diluted share compared with $7.9 million or $0.32 earnings per diluted share for the six months ended June 30, 2004. Earnings per share have been restated for the two-for-one stock split declared on May 17, 2004 and paid on June 15, 2004.
The Company also announced that it had filed a current report on Form 8-K with the Securities and Exchange Commission announcing the execution on July 29, 2005 of a Memorandum of Understanding by Nara Bank as well as certain agreements by the Company with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions, including, among other provisions discussed in more detail in the Form 8-K, a restriction on the payment of dividends by the Company and Nara Bank without the approval of the banking regulators.
Ho Yang, President and Chief Executive Officer, commented, “We are very pleased to report our strong second quarter and first half results. The first half of 2005 has been very challenging culminating in a regulatory action by our banking regulators, and I am appreciative and proud of the performance of our staff during this difficult period. We did not waver from our commitment to customer service and we have maintained our focus on operations. With the addition of Alvin Kang, our new Chief Financial Officer, Jasna Penich, our new Chief Risk Officer and certain other highly qualified individuals, we believe that we have significantly strengthened our team to meet the challenges ahead of us in 2005.

Mr. Yang continued, “Despite the higher cost of attracting deposits, we were able to increase our net interest margin to 4.94% this quarter and 4.86% for the first half of 2005. Loan growth and margin expansion continue to drive the increase in net interest income”
Second Quarter Highlights:
(2005 Second Quarter vs. 2004 Second Quarter)
•	28% increase in net income to $5.6 million compared to $4.4 million

•	28% increase in diluted EPS to $0.23 compared to $0.18

•	35% increase in net interest income before loan loss provision to $19.0 million compared to $14.0 million

•	17% increase in non-interest expense to $12.5 million compared to $10.7 million

•	20.57% annualized return on equity (ROE) compared to 19.22%

•	1.38% annualized return on average assets (ROA) compared to 1.29%

•	Net interest margin of 4.94% compared to 4.49%

•	Efficiency ratio of 51.84% compared to 55.80%

•	Gross loan portfolio of $1.39 billion compared to $1.10 billion

•	Total deposits of $1.50 billion compared to $1.22 billion

•	Total assets of $1.72 billion compared to $1.40 billion
Half Year Highlights:
General
•	Mr. Ho Yang joined the Bank as President and Chief Executive Officer and a Director on February 4, 2005

•	Mr. Alvin D. Kang joined the Bank as Chief Financial Officer on July 28, 2005

•	Ms. Jasna Penich joined the Bank as Chief Risk Officer on April 7, 2005

•	The Company conducted the fourth annual New York Region Scholarship Ceremony for 34 scholarship recipients in the community around its Manhattan branch

•	The Bank signed lease agreements for a mini-branch in Bayside, New York, and a full-size branch in Gardena, California

•	The Bank signed a lease agreement for a new loan production office in Garden Grove, California
Financial
•	Declared and paid quarterly cash dividends of $0.0275 per share for the first and second quarters

•	20.58% ROE compared to 17.91% in the first half of 2004

•	1.39% ROA compared to 1.22% in the first half of 2004
Balance Sheet Items — (June 30, 2005 vs. June 30, 2004)
•	23% increase in total assets to $1.72 billion

•	27% loan growth (including loans held for sale) to $1.40 billion

•	23% increase in deposits to $1.50 billion

First Half Year Income Statement Highlights (2005 vs. 2004)
•	39% increase in net income to $11.0 million from $7.9 million

•	41% increase in diluted EPS to $0.45 from $0.32

•	33% increase in net interest income before loan loss provision to $36.3 million from $27.4 million

•	11% increase in non-interest expense to $23.2 million from $21.0 million
Net Interest Income
Net interest income before provision for loan losses for the second quarter increased by 35% to $19.0 million from $14.0 million for the same quarter last year. This increase was primarily due to an increase in the volume of average interest-earning assets of $287.6 million and an increase in the net interest margin. The net interest margin was 4.94% for the second quarter of 2005 compared to 4.49% for the same quarter last year, a 45 basis point increase. The increased net interest margin reflects the positive impact of a higher loan portfolio yield which was partially offset by the increased interest cost on money market accounts and time deposits resulting from higher market interest rates.
The average cost of deposits, including non-interest bearing deposits, during the second quarter was 2.06%, compared to 1.19% for the same quarter last year. The average cost of interest-bearing deposits for the second quarter of 2005 was 2.78%, compared with 1.67% for the same quarter last year. The 111 basis point increase in the average cost of interest-bearing deposits reflects the increase in money market and time deposits rates during the past 12 months.
Non-interest Expense
Non-interest expense for the second quarter of 2005 was $12.5 million compared to $10.7 million for the same quarter last year, an increase of $1.8 million or 17%. Salaries and employee benefits were $6.2 million for the second quarter of 2005, representing an increase of $484 thousand or 9%, primarily due to an increase in accrued bonuses. Occupancy expense was $1.7 million for the second quarter of 2005, representing an increase of $181 thousand or 12% from the same quarter last year. This increase was primarily due to the opening of a full branch, the opening of a loan production office and space expansion in existing offices in second half of 2004 and first quarter of 2005. Professional fees were $1.2 million for the second quarter of 2005, representing an increase of $796 thousand or 205% from the same quarter last year. This increase was primarily due to legal and accounting expenses incurred related to the Restatement previously disclosed in our 2004 Annual Report on Form 10-K.
Income Taxes
The effective tax rate for the second quarter was 41.67% compared to 38.72%. The increase was primarily due to lower non-taxable (municipal bond) income and lower state income taxes in 2004.

Balance Sheet
At June 30, 2005, total assets were $1.72 billion, an increase of $209.4 million or 14% from $1.51 billion at December 31, 2004. The growth in assets was primarily attributable to the growth in the loan portfolio. Gross loans at June 30, 2005 were $1.39 billion, an increase of $165.5 million or 14% from $1.22 billion at December 31, 2004. Real estate loans increased by $124.4 million or 17% to $842.1 million at June 30, 2005 from $717.7 million at December 31, 2004. Commercial loans, including SBA loans, increased by $39.3 million or 9% to $481.2 million at June 30, 2005 from $441.9 million at December 31, 2004.
Average interest-earning assets for the second quarter were $1.54 billion, an increase of $287.6 million or 23% from the second quarter of 2004. The growth in average interest-earning assets was driven by a 25% increase in total average loans. The yield on average interest-earning assets for the quarter was 7.15%, a 132 basis point increase from 5.83% for the same period last year. The yield on average loans for the quarter was 7.55%, a 138 basis point increase from 6.17% for the same period last year. The increase in the yield on average interest-earning assets was attributable to increases in market interest rates that resulted in upward repricing of our variable rate loans, which are substantially indexed to the prime rate.
Total deposits at June 30, 2005 were $1.50 billion, an increase of $240.5 million, or 19% from $1.26 billion at December 31, 2004. The growth in deposits was primarily in time deposits, which increased by $277.2 or 57% to $762.6 million at June 30, 2005, compared to $485.3 million at December 31, 2004. This increase was primarily due to a several successful time deposit promotions during 2005. The average cost of deposits, including non-interest bearing deposits, for the second quarter of 2005 increased 87 basis points to 2.06% from 1.19% for the same quarter last year, reflecting the increase in market interest rates.
The Company’s borrowings from the Federal Home Loan Bank of San Francisco at June 30, 2005 were $43.0 million, a decrease of $47.0 million or 52% from $90.0 million at December 31, 2004. The decrease resulted from repayment of advances as part of the utilization of funds from the increase in deposits.
Asset Quality
Non-performing assets at June 30, 2005 were $3.9 million, or 0.23% of total assets compared to $2.9 million, or 0.19% of total assets at December 31, 2004, and $5.2 million, or 0.37% of total assets at June 30, 2004. Non-accrual loans at June 30, 2005 were $2.8 million, or 0.21% of total loans, compared to $2.7 million, or 0.22% of total loans at December 31, 2004 and $4.9 million, or 0.37% of total loans at June 30, 2004.
Net loan charge-offs were $896 thousand for the second quarter of 2005, compared with $568 thousand for the same quarter last year. The annualized net charge-off rate on average loans for the second quarter of 2005 was 0.26% compared with 0.21% for the same quarter last year.
The allowance for loan losses at June 30, 2005 was $16.8 million, compared to $14.6 million at December 31, 2004 and $14.3 million at June 30, 2004. The allowance for loan losses as percentage of the total loans at June 30, 2005 was 1.21%, compared to 1.20% at December 31, 2004 and, 1.30% at June 30, 2004.
Capital
Stockholders’ equity at June 30, 2005 was $113.0 million, an increase of $11.7 million, or 12% from $101.3 million at December 31, 2004. The growth in equity during the quarter was primarily due to the retention of earnings. The Company continues to be well-capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.73%, a total risk-based capital ratio of 11.08%, and a Tier I leverage ratio or 8.88%.
Second Quarter Earnings Teleconference and Webcast
Nara Bancorp will webcast a management presentation to review these results on Thursday, August 4, 2005, at 2:00 p.m. Pacific time. The webcast will be available through a link on the Investor Relations page of the Company’s website at www.narabank.com and may also be accessed through Thompson Street Events, www.fulldisclosure.com. Interested parties who are unable to listen to the management presentation live may access a replay of the webcast, which will be available at both sites.
About Nara Bancorp, Inc.
Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 16 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”
Forward-Looking Statements
This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting Nara Bancorp’s operations, markets, products, services, and pricing. Nara Bancorp undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect Nara Bancorp’s financial results, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
CONTACT INFORMATION:
Ho Yang, Chief Executive Officer
213-639-1700
Alvin D. Kang, Chief Financial Officer
213-639-1700
Jordan Goldstein
Financial Dynamics
415-439-4520

Nara Bancorp, Inc.
Consolidated Statement of Financial Condition
Unaudited (Dollars in Thousands)

	6/30/2005	12/31/2004	% change	6/30/2004	% change

				(Restated)
Assets

Cash and due from banks	$32,672	$27,712	18%	$34,237	-5%
Term federal funds sold	12,000	12,000	0%	10,000	20%
Federal funds sold	77,400	47,500	63%	64,600	20%
Securities available for sale, at fair value	131,246	133,386	-2%	124,773	5%
Securities held to maturity, at amortized cost (fair value: June 30, 2005 — $2,052; December 31, 2004 — $2,088)	2,001	2,001	0%	2,001	0%

Federal Home Loan Bank and Federal Reserve Bank stocks	8,129	6,605	23%	6,206	31%
Loans held for sale, at the lower of cost or market	11,631	4,730	146%	6,700	74%
Loans receivable	1,387,280	1,221,735	14%	1,098,667	26%
Allowance for loan losses	(16,769)	(14,627)	15%	(14,296)	17%

Net loans	1,370,511	1,207,108	14%	1,084,371	26%

Accrued interest receivable	6,164	5,124	20%	4,476	38%
Premises and equipment, net	6,837	6,870	0%	7,138	-4%
Cash surrender value of life insurance	14,433	14,226	1%	12,763	13%
Goodwill	2,347	2,347	0%	2,347	0%
Intangible assets, net	3,947	4,305	-8%	4,656	-15%
Other assets	38,063	34,398	11%	34,456	10%

Total assets	$1,717,381	$1,508,312	14%	$1,398,724	23%

Liabilities

Deposits	$1,496,523	$1,255,975	19%	$1,220,643	23%
Borrowings from Federal Home Loan Bank	43,000	90,000	-52%	32,000	34%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Accrued interest payable	4,518	3,412	32%	3,124	45%
Other liabilities	21,105	18,402	15%	16,355	29%

Total liabilities	1,604,414	1,407,057	14%	1,311,390	22%

Stockholders’ Equity

Common stock, $0.001 par value; authorized 40,000,000 shares at June 30, 2005 and December 31, 2004 issued and outstanding, 23,694,596 and 23,333,338 shares at June 30, 2005 and December 31, 2004, respectively	$24	$23	4%	$23	4%
Capital surplus	47,465	44,903	6%	43,590	9%
Deferred compensation	—	(2)	-100%	(6)	-100%
Retained earnings	66,572	56,848	17%	46,282	44%
Accumulated other comprehensive income (loss), net	(1,094)	(517)	112%	(2,555)	-57%

Total stockholders’ equity	112,967	101,255	12%	87,334	29%

Total liabilities and stockholders’ equity	$1,717,381	$1,508,312	14%	$1,398,724	23%

Nara Bancorp, Inc.
Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended June 30,			Six Months Ended June 30,
INCOME STATEMENT	2005	2004	% change	2005	2004	% change

		(Restated)			(Restated)
Interest income:
Interest and fees on loans	$25,559	$15,930	60%	$47,597	$30,810	54%
Interest on securities	1,389	1,242	12%	2,789	2,583	8%
Interest on federal funds sold and other investments	345	148	133%	584	268	118%
Interest on interest rate swaps	203	905	-78%	620	1,810	-66%

Total interest income	27,496	18,225	51%	51,590	35,471	45%

Interest expense:
Interest on deposits	7,074	3,374	110%	12,533	6,457	94%
Interest on other borrowings	1,426	802	78%	2,729	1,653	65%

Total interest expense	8,500	4,176	104%	15,262	8,110	88%

Net interest income before provision for loan losses	18,996	14,049	35%	36,328	27,361	33%
Provision for loan losses	1,950	1,300	50%	3,600	2,800	29%

Net interest income after provision for loan losses	17,046	12,749	34%	32,728	24,561	33%

Non-interest income:
Service charges on deposit accounts	1,582	2,035	-22%	3,159	4,062	-22%
Net gains on sales of SBA loans	1,094	1,550	-29%	1,842	2,391	-23%
Net gains on sales of securities available-for-sale	127	103	23%	143	408	-65%
Loan referral fees	—	478	-100%	—	478	-100%
Net losses on interest rate swaps	(17)	(1,026)	98%	(52)	(306)	83%
Other than temporary impairment on securities	—	(123)	100%	—	(1,756)	100%
Net gains (losses) on sales of premises and equipment	—	3	-100%	(6)	2	-400%
Other income and fees	2,243	2,084	8%	4,122	4,010	3%

Total non-interest income	5,029	5,104	-1%	9,208	9,289	-1%

Non-interest expense:
Salaries and employee benefits	6,153	5,669	9%	11,415	11,487	-1%
Occupancy	1,692	1,511	12%	3,288	2,971	11%
Furniture and equipment	497	484	3%	1,007	903	12%
Advertising and marketing	464	491	-5%	854	797	7%
Communications	182	163	12%	368	324	14%
Data processing	679	631	8%	1,288	1,204	7%
Professional fees	1,185	389	205%	1,942	719	170%
Office supplies and forms	110	120	-8%	207	219	-5%
Other	1,492	1,228	21%	2,785	2,329	20%

Total non-interest expense	12,454	10,686	17%	23,154	20,953	11%

Income before income taxes	9,621	7,167	34%	18,782	12,897	46%
Income taxes	4,009	2,775	44%	7,765	4,965	56%

Net Income	$5,612	$4,392	28%	$11,017	$7,932	39%

Earnings Per Share:
Basic	$0.24	$0.19	26%	$0.47	$0.34	38%
Diluted	$0.23	$0.18	28%	$0.45	$0.32	41%

Average Shares Outstanding
Basic	23,653,365	23,181,561		23,504,411	23,168,883
Diluted	24,538,181	24,461,073		24,634,849	24,447,316

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized)		(Annualized)
	At or for the three months ended		At or for the six months ended
	June 30		June 30
	2005	2004	2005	2004
Profitability measures:
ROA	1.38%	1.29%	1.39%	1.22%
ROE	20.57%	19.22%	20.58%	17.91%
Net interest margin	4.94%	4.49%	4.86%	4.49%
Efficiency ratio	51.84%	55.80%	50.85%	57.17%
Yield on average interest-earning assets	7.15%	5.83%	6.91%	5.83%
Cost of interest-bearing liabilities	2.99%	1.85%	2.77%	1.86%
Cost of interest-bearing deposits	2.78%	1.67%	2.56%	1.67%
Cost of total deposits	2.06%	1.19%	1.89%	1.18%

	For the three months ended			For the six months ended
	June 30, 2005	June 30, 2004	% change	June 30, 2005	June 30, 2004	% change

AVERAGE BALANCES
Gross loans, includes loans held for sale	$1,365,423	$1,091,380	25%	$1,321,858	$1,059,686	25%
Other interest-earning assets	173,427	159,895	8%	172,172	157,964	9%

Net interest-earning assets	1,538,850	1,251,275	23%	1,494,030	1,217,650	23%
Other assets	92,068	115,231	-20%	88,002	81,748	8%

Total assets	$1,630,918	$1,366,506	19%	$1,582,032	$1,299,398	22%

Savings and interest-bearing demand deposits	$349,801	$338,269	3%	$380,056	$320,925	18%
Time deposits	666,544	467,943	42%	599,242	453,830	32%

Total interest-bearing deposits	1,016,345	806,212	26%	979,298	774,755	26%
Borrowings	84,585	57,333	48%	87,467	58,343	50%
Junior subordinated debentures	37,152	37,123	0%	37,149	37,118	0%

Total Interest-bearing liabilities	1,138,082	900,668	26%	1,103,914	870,216	27%
Non-interest-bearing demand deposits	357,148	326,150	10%	346,509	322,610	7%
Other Liabilities	26,568	48,309	-45%	24,558	17,975	37%

Total liabilities	1,521,798	1,275,127	19%	1,474,981	1,210,801	22%
Stockholders’ Equity	109,120	91,379	19%	107,051	88,597	21%

Total liabilities and stockholders’ equity	$1,630,918	$1,366,506	19%	$1,582,032	$1,299,398	22%

	June 30, 2005	December 31, 2004	% change	June 30, 2004	% change

LOAN PORTFOLIO ANALYSIS:
Commercial loans	$481,226	$441,940	9%	$393,252	22%
Real estate loans	842,131	717,747	17%	643,016	31%
Consumer and Other Loans	67,010	64,846	3%	64,907	3%

Loans outstanding	1,390,367	1,224,533	14%	1,101,175	26%
Unamortized Deferred Loan Fees	(3,087)	(2,798)	10%	(2,508)	23%

Loans, net of deferred loan fees	1,387,280	1,221,735	14%	1,098,667	26%

Allowance for loan losses	(16,769)	(14,627)	0%	(14,296)	17%
Loan receivable, net	$1,370,511	$1,207,108	0%	$1,084,371	26%

	For the six months ended
	June 30, 2005	June 30, 2004

ALLOWANCE FOR LOAN LOSSES:
Balance at Beginning of Period	$14,627	$12,471	17%
Provision for Loan Losses	3,600	2,800	29%
Recoveries	383	456	-16%
Charge Offs	(1,841)	(1,431)	29%
Allowance made with business acquisition	—	—	0%

Balance at End of Period	$16,769	$14,296	17%

Net charge-off/Average gross loans (Annualized)	0.22%	0.18%

NON-PERFORMING ASSETS	June 30, 2005	December 31, 2004		June 30, 2004

Delinquent Loans 90 days or more on Non-Accrual Status	$2,772	$2,679		$4,857
Delinquent Loans 90 days or more on Accrual Status	86	—		—

Total Non-Performing Loans	2,858	2,679		4,857
Other real estate owned	—	—		—
Restructured Loans	1,067	229		351

Total Non-Performing Assets	$3,925	$2,908		$5,208

Non-Performing Assets/ Total Assets	0.23%	0.19%		0.37%
Non-Performing Loans/Gross Loans	0.21%	0.22%		0.44%
Allowance for loan losses/ Gross Loans	1.21%	1.20%		1.30%
Allowance for loan losses/ Non-Performing Loans	587%	546%		294%

SELECTED DEPOSIT DATA	June 30, 2005	December 31, 2004		June 30, 2004

Non-interest-bearing demand deposits	$367,516	$328,326	12%	$333,570	10%
Savings and interest-bearing demand deposits	366,452	442,334	-17%	426,620	-14%
Time deposits	762,555	485,315	57%	460,453	66%

Total deposit balances	$1,496,523	$1,255,975	19%	$1,220,643	23%

SELECTED EQUITY DATA	June 30, 2005	December 31, 2004		June 30, 2004

Total stockholders’ equity	$112,967	$101,255		$87,334
Tier 1 risk-based capital ratio	9.73%	9.70%		9.42%
Total risk-based capital ratio	11.08%	11.39%		11.61%
Tier 1 leverage ratio	8.88%	8.91%		8.17%
Book value per share	$4.77	$4.34		$3.76

(1)	As restated for 2004 two-for-one stock split